INFORMATION FOR RELEASE



              MuniMae Announces  Appointment of New Board Member
                            -----------------

BALTIMORE (July 17, 2003) - Municipal Mortgage & Equity, LLC (NYSE: MMA), known as MuniMae, announced today the appointment of Fred N. Pratt, Jr. as a director of the Company effective immediately.

Mark K. Joseph, Chairman of the Board and CEO of MuniMae, commented, "We are extremely pleased to have Fred Pratt join MuniMae's board. MuniMae has had a long relationship with Fred Pratt, who was a founder and principal of Boston Financial Group, which evolved and grew into the tax credit equity business which we recently acquired from Lend Lease. Fred is an expert in the real estate investment community and his knowledge will be a tremendous asset to MuniMae. We are looking forward to his valued input."

Mr. Pratt is a co-founder of Boston Financial, a leading real estate investment manager, operator and service provider which managed $5.8 billion in real estate investments when acquired by Lend Lease in 1999. Mr. Pratt served Lend Lease as Principal in charge of Specialized Business, President & COO and Chief Executive Officer of Lend Lease Real Estate Investments (U.S.) through February 2003. Mr. Pratt holds a B.S.E.E. from Tufts University and an M.B.A. from Amos Tuck School of Business Administration at Dartmouth College. He is also a Member of Advisory Committee of the MIT Center for Real Estate and a member of the Real Estate Round Table, Washington, DC.

About Municipal Mortgage & Equity
---------------------------------
MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. As of June 30, 2003, assets under management totaled $3.7 billion secured by 933 properties containing 96,168 units in 48 states and the U.S. Virgin Islands. As of July 1, 2003, at the completion of the HCI acquisition, assets under management totaled $7.5 billion representing approximately 2,044 properties containing 218,144 units. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 148 properties containing 35,204 units in 28 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are declared quarterly and paid in February, May, August and November.


This press release contains statements which are forward looking in nature and reflect management's current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates.


        MUNIMAE: TAX-EXEMPT DISTRIBUTIONS AND GROWTH THROUGH REAL ESTATE
                    www.munimaemidland.com / www.mmafin.com

Contacts

Investor Relations:
    Angela Richardson, 888/788-3863